Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc

We consent to the incorporation by reference in the registration statement (No. 333-117208) on Form F-3 and the registration statement on Form S-8 (No. 333-100143) of Prudential plc of our reports dated June 28, 2007, with respect to the consolidated balance sheets of Prudential plc and its subsidiary undertakings as at December 31, 2006 and 2005, and the related consolidated income statements, statement of changes in equity and consolidated cash flow statements for each of the years in the three-year period ended December 31, 2006 and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as at December 31, 2006 and the effectiveness of internal control over financial reporting as at December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 20-F of Prudential plc.

June 28, 2007	By:
/s/ KPMG AUDIT PLC KPMG Audit Plc London, England